Voyager Oil & Gas Completes Acquisition of Emerald Oil and Increases Availability of Credit Facility

BILLINGS, MT – July 27, 2012 — Voyager Oil & Gas, Inc. (NYSE MKT: VOG) (“Voyager” or the “Company”), an oil and gas exploration and production company with assets primarily in the Williston Basin of North Dakota and Montana with production from Bakken and Three Forks formations, announces the closing of the previously announced acquisition of Emerald Oil, Inc. (“Emerald Oil”) and an increase in its credit facility with Macquarie Bank Ltd. (“Macquarie Bank”).

Completes Acquisition of Emerald Oil

Voyager completed the acquisition of Emerald Oil, a wholly owned subsidiary of Emerald Oil & Gas NL (ASX: EMR) (“Emerald Australia”), on July 26, 2012. Voyager issued 19.9% of Voyager common stock (11.6 million unregistered shares) to Emerald Australia. Additionally, as part of this transaction, Emerald Oil will retain $20.2 million in obligations, consisting of $17.7 million of subsidiary level indebtedness and $2.5 million of payables to Emerald Australia.

Increase in Availability of Credit Facility

Concurrent with the closing of the acquisition, Voyager entered into an amended and restated credit agreement with Macquarie Bank expanding Voyager’s total availability and increasing the outstanding balance on its existing credit facility. Upon closing, Voyager will have $15 million of debt outstanding on a new third tranche at an initial rate of 9% above the applicable London Interbank Borrowing Rate (LIBOR), with the potential to draw up to a maximum of $20 million. The initial $15 million in loan proceeds have been used to fund existing development activities.

About Voyager Oil & Gas

Voyager is an exploration and production company focused primarily on acquiring acreage and developing wells in prospective shale oil plays in the continental United States. The Company’s primary business is focused on properties in North Dakota and Montana targeting the Bakken and Three Forks shale oil formations. Voyager on a combined company basis following the acquisition of Emerald Oil controls approximately 200,000 net acres in the following areas:

•	approximately 43,600 core net acres targeting the Bakken and Three Forks shale oil formations in North Dakota and Montana;
•	approximately 45,000 net acres in a joint venture in the Sandwash Basin Niobrara shale oil play, located in Mofatt and Routt Counties, Colorado and Carbon County, Wyoming;
•	approximately 33,500 net acres in a joint venture targeting the Heath shale oil formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana;
•	approximately 2,400 net acres in the Denver-Julesburg Basin targeting the Niobrara shale oil formation in Colorado and Wyoming;
•	approximately 800 net acres targeting a Red River prospect in Montana; and
•	approximately 74,700 net acres in a joint venture in and around the Tiger Ridge natural gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information, visit Voyager’s website at: http://www.voyageroil.com/. Sign up for email alerts at: http://www.VYOG-IR.com to be notified when news items are released by Voyager.

Forward-Looking Statements

Certain statements included in this news release contain "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We caution you that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors that could cause actual results to vary from those we expect include, without limitation, volatility in commodity prices for crude oil and natural gas, access to capital markets and the condition of the capital markets generally, as well as ability to access them, the timing of planned capital expenditures, unanticipated cash flow restrictions, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. We assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Contact:

Voyager Oil & Gas, Inc.

Marty Beskow

Vice President of Finance / Capital Markets

406-245-4901

marty.beskow@voyageroil.com